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                                                                     Exhibit 8.3


                     [FRIED, BIRD & CRUMPACKER LETTERHEAD]



                                March 13, 2001



RSM McGladrey, Inc.
251 South Lake Avenue, Suite 300
Pasadena, California 91101

     Re:  Sierra Bancorp
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Gentlemen:

     We have acted as counsel to Sierra Bancorp ("SB"), a California corporation, in connection with the proposed one-bank holding company reorganization of Bank of the Sierra (the "Bank"), pursuant to which Sierra Merger Corporation, a California corporation ("Merger Co."), a newly formed wholly owned subsidiary of SB, will be merged with and into the Bank (the "Merger"), and upon the effectiveness of which Merger, the former shareholders of the Bank will become shareholders of SB. The Merger will be completed pursuant to the terms of the Plan of Reorganization and Agreement of Merger dated as of December 14, 2000 by and among the Bank, SB, and Merger Co. (the "Reorganization Agreement") and as described in the Registration Statement (No. 333-53178) on Form S-4 filed by SB with the Securities Exchange Commission (the "Registration Statement"). This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Reorganization Agreement.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Reorganization Agreement, (ii) the Registration Statement, (iii) the form of the Agreement of Merger pursuant to which Merger Co. will me merged with and into the Bank ("Merger Agreement"), and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.
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     On the basis of the foregoing, and in reliance thereon and subject to the assumptions, qualifications, exemptions and limitations expressed therein, we are of the opinion that: The Merger would qualify as an "exchange reorganization" under Section 181 of the California Corporations Code, pursuant
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to which exchange reorganization Merger Co. will, upon the latter of the filing of a duly executed copy of the Merger Agreement with the Secretary of State of California, together with accompanying officers certificates as required by
Section 1103 of the California Corporations Code, or such later effective date
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for the Merger as may be set forth in the Merger Agreement, be effectively merged with and into the Bank, with the Bank being the surviving corporation, in accordance with Section 1200 et seq of the California Corporations Code, and,
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upon the consummation of such Merger, the former shareholders of the Bank will become shareholders of SB in accordance with the terms of the Reorganization Agreement, and the Bank will become a wholly owned subsidiary of SB.

     This opinion may be relied upon by you in connection with the opinions you are rendering to the Board of Directors of SB and the Bank with respect to the material federal income tax consequences of the Reorganization.

     This opinion is limited to the present laws of the State of California and of the United States of America and the corporate law of the State of California.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                              Sincerely,


                              /s/ Fried, Bird & Crumpacker, P.C.